EXHIBIT 5

OPINION AND CONSENT OF SKADDEN, ARPS, SLATE,  MEAGHER & FLOM LLP

December 13, 2004

United Online, Inc.

21301 Burbank Boulevard

Woodland Hills, California 91367

Re:	United Online, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to United Online, Inc., a Delaware corporation (the “Company”), in connection with the registration of 1,303,111 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable by the Company pursuant to options granted under the Classmates Online, Inc. Amended and Restated 1999 Stock Plan and the Classmates Online, Inc. 2004 Stock Plan (collectively, the “Plans”), as assumed in connection with the Company’s acquisition (the “Acquisition”) of Classmates Online, Inc. (“Classmates Online”) pursuant to that certain Agreement and Plan of Merger among the Company, Mariner Acquisition Corp. and Classmates Online, dated as of October 23, 2004.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company’s Registration Statement on Form S-8 (the “Registration Statement”) as filed with the Securities and Exchange Commission (the “Commission”) on December 13, 2004 under the Act; (ii) a specimen certificate evidencing the Common Stock; (iii) the Amended and Restated Certificate of Incorporation of the Company, as presently in effect; (iv) the Amended and Restated Bylaws of the Company, as presently in effect; (v) the Plans; and (vi) certain resolutions of the Board of Directors of the Company relating to the Acquisition, the Plans and the filing of the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

We have also assumed that each award agreement setting forth the terms of each grant of options or other awards under the Plans is consistent with the Plans and has been duly authorized and validly executed and delivered by the parties thereto.

We do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective under the Act; (ii) certificates representing the Shares to be issued under the Plans in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar and (iii) such certificates have been delivered and paid for in accordance with the terms and conditions of the Plans at a price per share not less than the per share par value of the Common Stock, the issuance and sale of such Shares will have been duly authorized, and such Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

Skadden, Arps, Slate,
Meagher & Flom LLP